Exhibit 23.2

Consent of Independent Auditors’

The Board of Managers

FC-GEN Acquisition Holding, LLC

We consent to the incorporation by reference in the registration statement (No. 333-133115-61) on Form S-3 of ElderTrust Operating Limited Partnership of our report dated March 24, 2009, relating to the consolidated financial statements of FC-GEN Acquisition Holding, LLC (the Company) (formerly FC-GEN Acquisition, Inc.) which report appears in the December 31, 2008 Annual Report on Form 10-K of ElderTrust Operating Limited Partnership.

Our report on the consolidated financial statements contains explanatory paragraphs that state: effective July 14, 2007, FC-GEN Acquisition, Inc. acquired all of the outstanding stock of Genesis HealthCare Corporation in a business combination accounted for as a purchase (the Merger). As a result of the Merger, the consolidated financial information for the periods after the Merger is presented on a different cost basis than that for the periods before the Merger and, therefore, is not comparable; and the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 157, Fair Value Measurements on January 1, 2008.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 30, 2009